Conference Call Script
4th Quarter 2020 Results
Tuesday, January 26, 2021
11:00 a.m. Eastern

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Sara, and I will be your conference facilitator. Today’s call will cover a discussion of the results of operations for the quarterly period and annual period ended December 31, 2020.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [facilitator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [facilitator instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:
•    the ever-changing effects of the COVID-19 pandemic on economic and market conditions and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic;
•    changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
•    the success, impact and timing of the implementation of Peoples’ business strategies and Peoples’ ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers’ operations and financial condition;
•    the competitive nature of the financial services industry;

•    the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including in connection with the current expected credit loss model (or “CECL model”);
•    the discontinuation of the London Inter-Bank Offered Rate (“LIBOR”) and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
•    uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions; and,
•    changes in accounting standards, policies, estimates or procedures.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 4th quarter 2020 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-Generally Accepted Accounting Principles (or “GAAP”) financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.
Mr. Chuck Sulerzyski:
Thank you, Sara.
Good morning, Happy New Year, and thanks for taking the time to be with us this morning.
The year 2020 ended much differently than it began. Our business, like many businesses, was heavily impacted by the COVID-19 pandemic, and the way in which we function and provide our services has changed dramatically over the past twelve months. For periods of time, our lobbies have been accessed by our clients as appointment-only. Our meetings became virtual. A portion of our associates have been working from home, and only coming into the office periodically.

While the pandemic continues to have an astonishing impact on our industry, we have been adept at modifying our practices and adapting to each new situation that arises. The Paycheck Protection Program from the Small Business Administration, through which we offered loans to small businesses, resulted in our associates working night and day to process applications. Our sales teams continue to have meaningful conversations with customers. We remain determined to deliver our high quality services through whatever means necessary.
Earlier this morning, we reported record quarterly net income. Looking to our results, we reported diluted EPS of:
•    $1.05 for the fourth quarter, compared to $0.51 in the linked quarter and $0.72 for the fourth quarter of 2019.
•    For the full year, we reported diluted EPS of $1.73 compared to $2.63 for 2019.
During the fourth quarter, we recognized certain non-core transactions, which included:
•    Severance and COVID-related expenses, which negatively impacted diluted EPS by 3 cents and 1 cent, respectively;
•    Proceeds from the sale of restricted Class B Visa stock and low-income housing tax credit investments, which positively impacted EPS by 3 cents and 1 cent, respectively.
For the full year of 2020, our non-core transactions included:
•    Acquisition-related costs, which reduced EPS by 6 cents;
•    COVID-related expenses, which decreased EPS by 5 cents;
•    Severance expenses, pension settlement charges and an income tax expense true up from prior years, each of which negatively impacted EPS by 4 cents; and,
•    Proceeds from the sale of restricted Class B Visa stock, which positively impacted EPS by 3 cents.
As it relates to our reported performance, we generated positive operating leverage for the full year of 2020 compared to 2019. This means that we grew our revenues at a faster rate than our expenses, compared to the prior year.
•    When adjusted for non-core expenses, we did not achieve positive operating leverage compared to 2019 because of the decline in net interest income due to the low rate environment.
•    For the fourth quarter of 2020 compared to the fourth quarter of 2019, we did have positive operating leverage when adjusted for non-core expenses.
As far as our involvement in the SBA Paycheck Protection Program, we received some proceeds from the payoff of loans forgiven by the SBA during the fourth quarter.
•    At the end of December, our PPP loan balances had declined by $94 million, or 20%, from September 30, 2020.

•    During the fourth quarter, we recognized $3.7 million of interest income on the amortization of the net deferred loan fees and costs from the PPP loans.
•    At the end of December, we had $7.9 million of remaining net deferred loan fees and costs, which will be recognized as income through the respective maturities of the loans or forgiveness by the SBA.
We continue to have opportunities to introduce our PPP clients to our other lines of business to determine additional products and services that align with their needs.
•    At December 31, 2020, we had new deposit accounts totaling nearly $50 million and $35 million of loans associated with these PPP clients.
•    We have also added approximately $250,000 of annual fee income from PPP clients.
Regarding our provision for credit losses, we recognized a recovery of provision for credit losses of $7.3 million during the fourth quarter. Our provision for credit losses totaled $26.3 million for 2020.
•    The reduction in the provision for credit losses compared to the linked quarter reflected the most recent Moody’s economic forecast utilized in our CECL model at the end of December, which had improved compared to the economic forecast at the end of September.
o    Compared to the economic forecast from September, the December forecast for the next four quarters included an improvement of:
    approximately 2% in U.S. unemployment;
    approximately 4% in Ohio unemployment; and,
    approximately 3% in Ohio GDP.
•    Meanwhile, compared to the full year of 2019, our provision for credit losses increased significantly.
o    This increase reflected the utilization of the CECL model, which is driven by forward-looking expected losses, and largely based on economic forecasts from Moody’s that deteriorated due to the pandemic.
•    During the first half of 2020, the increase in the allowance for credit losses had been driven by economic forecasts from Moody’s that showed high rates of unemployment, which improved in the latter half of the year.
•    To the extent economic factors from Moody’s continue to improve, which include unemployment and GDP rates, and credit quality metrics remain strong, we would anticipate having additional release of provision in future periods.
Regarding loan modifications:

•    At the end of December, the balance of loans on COVID-related modifications totaled $22 million, representing less than three-fourths of one percent of our outstanding loan balances.
o    Last quarter, we mentioned that the level of modifications would increase compared to September, as we were processing additional requests for payment relief at that time.
    The breakdown of the outstanding loans on payment deferral plans as of December 31, 2020 included $5 million in consumer loans and $17 million in commercial loans.
    At this point, the vast majority of our COVID-related deferrals are paying on time.
o    Of the commercial loans under an active payment relief plan, almost two-thirds were with customers operating in the lodging sector.
o    The other borrowers with active loan modifications operate in the industries of transportation, childcare, amusement and recreation, and restaurants and breweries.
•    While we are processing additional requests for payment relief, we expect the aggregate COVID-related loan modifications to increase slightly at the end of first quarter to comprise around 1% to 2% of our outstanding loan balances.
o    The anticipated increase is being driven by additional relief in the lodging and commercial real estate portfolios, primarily relating to three clients.
The lodging industry has been heavily impacted by the pandemic, resulting in clients requesting additional deferments for more than six months.
•    Our total exposure to the lodging industry was $81.7 million at the end of December, which excludes $2 million of PPP loans.
o    To date, we have provided payment relief to 80% of our lodging portfolio, but only two customers remain on active deferment. Given the stress in this industry, we anticipate additional clients will seek payment relief in the coming quarter.
o    This portfolio consists primarily of 13 properties and has an average loan-to-value ratio of 64%.
o    10 of these properties are flagged, meaning they are part of a national franchise.
    Two of the properties that are not flagged consist of cabin rentals, which have performed relatively well during the past 8 months.
o    The guarantor liquidity is strong on half of the properties within the lodging portfolio.

o    Additionally, the top 3 relationships within the portfolio account for 69% of the total exposure.
    These relationships are also supported by guarantor strength and an SBA guarantee. Approximately $10 million of the exposure under these relationships remains advanced as the project is on hold due to COVID.
o    We have one criticized relationship and one classified relationship in this portfolio, which were performing at a satisfactory level prior to COVID.
    These two relationships account for an aggregate of $10.7 million, or 13%, of the lodging portfolio, excluding PPP loans.
    The pandemic has further stressed overall cash flow for these specific operators, which led to the downgrades.
o    We do not anticipate any losses on our lodging portfolio through the first half of 2021.
    Given the extension on TDR relief, we will work with our borrowers as much as possible until stabilized occupancy and cash flow return.
Excluding $55 million of PPP loans, our exposure to restaurants was $171 million at December 31, 2020, which included:
•    $137 million to McDonalds franchises.
Excluding PPP loans, our loans to operators of non-McDonalds franchise restaurants accounted for $34 million of our total restaurant portfolio exposure at December 31, 2020.
•    In total, this portfolio accounted for $8 million of the $114 million in total deferments to restaurant operators that we have provided during the pandemic.
•    The non-McDonalds franchise restaurants include $5 million in loans with a government guarantee enhancement.
o    These specific clients benefited from the CARES Act, as funding was used to support the customers’ principal and interest payments for an aggregate of six months during the year.
•    We provided over $27 million in PPP loans to these non-McDonalds franchise restaurants.
•    At December 31, 2020, we had two loans remaining on active deferment, with $1.5 million in outstanding balances.
•    With the passage of the Consolidated Appropriations Act of 2021, eligible borrowers under SBA loans will receive an additional three months of funding for loan payments, beginning with their February 2021 payment.
o    High impact industries, such as restaurants, will be eligible for an additional five months after the three-month payment period ends.

While we have anticipated an increase in our delinquencies related to the pandemic, we continue to see a stabilized delinquency rate.
•    At the end of December, 98.9% of our total loan portfolio was considered “current” compared to 98.6% at December 31, 2019.
During the fourth quarter, we also saw improvements in our nonperforming assets, which declined $1.5 million from the end of September.
Our quarterly annualized net charge-off rate was 10 basis points, compared to 8 basis points for the linked quarter and 16 basis points for the fourth quarter of 2019.
•    We recognized a $508,000 recovery on a previously charged-off commercial relationship during the fourth quarter of 2020.
•    Our net charge-off rate for the full year of 2020 was 5 basis points, compared to 4 basis points for 2019.
Compared to the end of September, our classified loans declined $3.5 million.
•    This decline was driven by the upgrade of three commercial relationships totaling $5.4 million, coupled with payoffs and amortization of other classified loans,
o    This improvement was partially offset by the downgrade of one commercial relationship with an aggregate balance of $4.5 million that was downgraded from special mention to substandard during the quarter.
•    Our criticized loans increased $3.4 million, which was mostly due to the downgrade of two larger commercial relationships totaling around $8.0 million.
o    These downgrades were partially offset by payoffs and amortization of other criticized loans during the quarter.
•    All of the downgraded relationships I mentioned were COVID-related. Our total COVID-related downgrades that occurred during the quarter were $12.4 million.
As it relates to our loan portfolio, our loan balances declined 2% from September 30, 2020.
•    This decrease was related entirely to the forgiveness of our PPP loans, which were down 20%.
•    This was partially offset by higher commercial real estate loans, which grew 7% annualized, and our premium finance loans, which were up 41% annualized compared to the linked quarter-end.
•    Excluding PPP loans, our loan growth was 3% annualized compared to the end of September.
As we expected, our consumer indirect loans grew at a slower pace during the fourth quarter than in prior quarters, which was impacted by seasonality.
From a commercial loan perspective, 2020 was one of our best production years.

•    However, this growth was muted by our clients’ low utilization rates of commercial lines of credit, which resulted in a $68 million decline in commercial line of credit balances compared to December 31, 2019.
•    At December 31, 2020, our clients’ commercial line of credit utilization rate was 39.0%, compared to 55.2% at the end of 2019.
•    At the same time, we grew our commitments under commercial lines of credit by over $100 million from December 31, 2019.
We are currently participating in the latest round of PPP. As of Friday, we have over 500 applications for over $80 million in potential loans. Our participation in the program has allowed us to grow our loan balances and future income related to fees, which have been beneficial as the loans are forgiven.
I will now turn the call over to Katie for additional details around our financial performance.
Ms. Katie Bailey:
Thank you, Chuck.
Our results for the quarter improved, as the benefit of the recovery of provision for credit losses impacted many of our performance metrics.
•    Our quarterly return on average assets and return on average stockholders’ equity both improved, and were higher than the linked quarter and prior year quarter.
•    Compared to 2019, these annual ratios declined, mostly due to the provision for credit losses recorded during the first half of 2020.
•    Our pre-tax, pre-provision ROA increased from the linked quarter. Compared to the prior year quarter and full year of 2019, this ratio declined.
o    The decreases were driven by the sustained impact of the low interest rate environment on net interest income during 2020.
The reported efficiency ratio improved compared to the linked quarter, but was higher than the prior year quarter. The reported efficiency ratio also improved compared to the full year of 2019.
•    The increase compared to the prior year quarter was largely due to a decline in net interest income, along with increased data processing and software costs, and higher FDIC insurance expense.
•    The increase in FDIC insurance expense reflected the fact that credits had been received during 2019, which continued into early 2020 and then ran out.
o    The impact of the PPP loan balances on our leverage ratio also increased our FDIC assessments during 2020.

o    While we can reduce our FDIC assessment for the PPP loans by pledging them to the PPP lending facility, we chose not to utilize this type of funding source as we have other lower-cost funding available.
The adjusted efficiency ratio, which excludes non-core expenses, declined compared to the linked quarter and prior year quarter.
•    These improvements were driven by lower core non-interest expense compared to prior periods.
•    The adjusted efficiency ratio increased for the full year of 2020 compared to 2019, which was mostly due to the decline in net interest income compared to the prior year.
Net interest income decreased 2% compared to the linked quarter and prior year quarter.
•    Net interest margin was stable compared to the linked quarter, but declined 43 basis points compared to the prior year quarter.
o    Compared to the linked quarter, we had additional fee income of $1.8 million recognized related to the PPP loans that were forgiven during the quarter.
    This benefitted our commercial loan yields, which were up 81 basis points from the linked quarter.
o    The reduction in our net interest margin compared to the prior year quarter was mostly due to an increase in amortization within our investment securities portfolio. This was driven by prepayments, along with a decline in accretion income, net of amortization expense, from acquisitions.
o    During the fourth quarter, we took actions to reduce our exposure to the increased prepayment speeds.
    As a result, we sold several investment securities to mitigate future high premium amortization, which resulted in a net loss of $751,000 on investment securities recorded during the quarter.
    October and November prepayment speeds on investment securities continued to increase relative to prior months, while December slowed somewhat compared to prior months.
    For the fourth quarter of 2020, we had premium amortization of $4.9 million, compared to $4.6 million for the linked quarter and $3.4 million for the prior year quarter.
Compared to the full year of 2019, net interest income decreased $1.9 million, or 1%, which reflected the repricing of most of our variable rate loans within the portfolio.
•    This decline included the $10.7 million benefit from the income recorded on the PPP loans originated during 2020.

•    Compared to 2019, we have cut our interest expense by 38% as we have been proactive in reducing our deposit pricing while monitoring our borrowing costs.
•    At the same time, net interest margin declined 45 basis points as loan yields have been impacted by the low rate environment, while investment yields have declined due to prepayments.
•    For 2020, PPP loans added $10.7 million of net interest income and 2 basis points to net interest margin.
•    At the same time, premium finance loans added $2.9 million to net interest income and 2 basis points to net interest margin.
•    We continue to closely watch our deposit costs, which were 29 basis points during the fourth quarter, compared to 66 basis points for the prior year quarter.
Accretion income, net of amortization expense, declined during the quarter to $207,000, and totaled $2.8 million for the full year.
•    Our accretion income has been impacted by residential real estate loan portfolios we have been purchasing, for which we have been paying a premium and are now seeing some of those loans payoff in recent months.
Accretion income added 2 basis points to net interest margin for the quarter, and 7 basis points for the full year of 2020.
Fee-based income, which is non-interest income, excluding gains and losses, grew 3% compared to the linked quarter, and was flat compared to the prior year quarter.
•    The growth compared to the linked quarter was mostly due to the sale of restricted Class B Visa stock, which resulted in $680,000 of other non-interest income.
•    We also had proceeds from low-income housing tax credit investments of $334,000 in the fourth quarter of 2020.
•    Compared the linked quarter, we had growth in swap fee income, trust and investment income, and deposit account service charges, which were more than offset by lower mortgage banking and insurance income.
o    The decline in insurance income reflected the impact of the additional $591,000 of insurance income recorded during the third quarter due to the timing of the recognition of revenue related to contracts.
Compared to the fourth quarter of 2019, our fee-based income experienced growth provided by mortgage banking, and trust and investment income.
•    This was coupled with the restricted Class B Visa stock sale improving other non-interest income.
•    Nearly offsetting these improvements were declines in all other categories, many of which were a result of the pandemic.

Compared to the full year of 2019, fee-based income decreased 1%.
•    We had significant growth in mortgage banking income, which was up 50% compared to the prior year due to the low interest rate environment.
•    We also had increases in electronic banking, and trust and investment income compared to 2019.
•    More than offsetting these increases were reductions in deposit account service charges, which were heavily impacted by the pandemic, PPP proceeds and fiscal stimulus, along with lower insurance, swap fee and bank owned life insurance income.
o    The higher bank owned life insurance income during 2019 was due to $482,000 of death benefit proceeds received during that year.
Fee-based income improved to 34% of total revenue for the fourth quarter, compared to 32% for the linked quarter and 33% for the prior year quarter. Compared to 2019, fee-based income was stable at 32% of total revenue for both periods.
Total non-interest expense declined 3% compared to the linked quarter and was down 1% from the prior year quarter.
•    We incurred severance expenses of $771,000 in the fourth quarter, which, as we mentioned last quarter, will give us some cost savings going forward.
•    Contributing to the reduction from the linked quarter were declines in salaries and employee benefit costs, net occupancy and equipment and electronic banking expense.
Compared to the prior year quarter, our total non-interest expense was impacted by:
•    Lower other non-interest expense, which was driven by decreases in travel and entertainment expense, and supplies.
•    We also had declines in other loan expenses, professional fees, and net occupancy and equipment expense.
•    These declines were partially offset by higher FDIC insurance expense, which was impacted by credits that had been utilized during 2019 and were fully used by early 2020.
•    Compared to the prior year quarter, we also had increased data processing and software expense.
o    These additional costs were related to the implementation of new software, along with an increase in our core processing costs.
Total non-interest expense declined 3% compared to the full year of 2019.
•    This was mostly due to the non-core expenses recorded during 2019 related to the acquisition of First Prestonsburg. The reduction in acquisition-related expenses in 2020 was, however, partially offset by an increase in other non-core expenses recorded during 2020.

•    Excluding non-core expenses, total non-interest expense was relatively flat compared to 2019.
Core deposits, which exclude CD balances, grew 2% compared to the linked quarter-end.
•    We continued to see increases in savings, interest-bearing demand, non-interest-bearing demand and money market accounts.
o    This growth has been beneficial, as these are all relatively low-cost deposit sources.
•    Our deposit balances continue to be impacted by the pandemic as our clients are maintaining higher than normal balances.
Demand deposits grew to 43% of total deposits at quarter-end, an increase from 42% at September 30, 2020 and 40% at December 31, 2019.
During the fourth quarter, we repurchased another $4.3 million of shares as our stock price remained relatively low. We continue to maintain capital levels that are above well-capitalized and believe in strong returns for our shareholders.
While we have made nearly $30 million in share repurchases this year, we are prudent in our approach and will not sacrifice the strength of our capital position to continue buying shares. As far as any future repurchase plans, we are closely monitoring and stressing our capital levels, as we have done previously, to determine the most appropriate action.
As it relates to CECL, our allowance for credit losses stood at:
•    1.48% of total loans at December 31, 2020. This is a reduction compared to 1.67% at September 30, as the economic forecast had improved.
•    Our allowance for credit losses declined 13% compared to the linked quarter-end.
•    Our allowance for credit losses as a percent of total loans was negatively impacted by 18 basis points at December 31, 2020, due to the PPP loans for which no allowance for credit losses is recorded as a result of the full guarantee by the SBA.
•    Our allowance for credit losses as a percent of loans doubled compared to December 31, 2019, as we implemented the CECL model during 2020, coupled with the impact of the pandemic on the underlying assumptions.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thanks, Katie.
Our growth highlights from 2020 included:
•    Loan growth of 18% compared to December 31, 2019, which was mostly due to our participation in the PPP, as well as our premium finance acquisition;

•    We had significant growth in our low-cost core deposits, which were up 27% compared to the end of 2019;
•    We cut our deposit costs in half for 2020, to 36 basis points, compared to the full year of 2019;
•    Our tangible book value per share increased to $19.99 at December 31, 2020 compared to $19.34 at September 30, 2020;
•    Our core non-interest expense was down 3% compared to both the linked quarter and prior year quarter, and was flat for 2020 compared to the full year of 2019;
•    The fourth quarter of 2020 was the best quarter of the year for pre-tax, pre-provision net revenue;
•    Our ending household count for 2020 increased compared to the end of 2019; and,
•    Our credit quality metrics remained stable, and our delinquency rate improved compared to the end of 2019.
Looking forward to 2021, we typically have higher expenses during the first quarter of each year. We just want to remind everyone that this is usual and expected, as we recognize additional costs related to:
•    Employer contributions to health savings accounts;
•    Stock-based compensation expense for certain employees;
•    Higher payroll taxes; and,
•    Annual merit increases.
As I mentioned during the last quarterly call, we are expecting low single-digit loan growth for 2021. Currently, our first quarter numbers for loan growth are looking strong. Our loan growth in future periods will be contingent upon continued economic improvement.
We have been happy to have made a positive impact on our communities during the pandemic. Our foundation gave out $750,000, which was a record, to local communities. In addition, our associates donated $116,000 to support food banks within our footprint to assist in hunger prevention.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.
Question and Answer Session
Facilitator: Thank you. We will now begin the question-and-answer session. (Facilitator Instructions). Our first question will come from Scott Siefers with Piper Sandler. Please go ahead.

Scott Siefers: I guess the first question is just on PPP and how you would see the forgiveness trending from here. And is that -- and Chuck, you have the low-single-digit loan growth expectation. Maybe if you can just remind us or clarify, does that include or exclude what happens with PPP forgiveness, please?
Chuck Sulerzyski: Yes, it excludes PPP. So we had about 20%, 21% of the PPP forgiven by December 31. I think we're sitting here right now, it's about 31% forgiven. I think of the first batch, which I think for us was like $480-odd million, I think we will get most of that in the first and second quarter of this year. As for the new PPP Program, it's hard to say what the forgiveness timing on that will be, but hopefully in this calendar year.
Scott Siefers: Okay, perfect. And then just to be clear, Katie, when you talk about the $3.7 million of income on deferred loan fees and costs, just so I'm clear, since there's a lot of different descriptions of the PPP fees that go around, that's the -- that $3.7 million, that's the accelerated fee, accelerated origination fee recognition, is that correct?
Katie Bailey: Most of it, yes. The rest is just the piece that we're amortizing over the roughly 2 years.
Scott Siefers: Yes, okay. All right, perfect. Thank you very much.
Facilitator: Our next question comes from Michael Perito with KBW. Please go ahead.
Michael Perito: I had a couple of questions I was hoping to address. Chuck, I wanted to start on the credit and a little bit more of a big-picture question for you than anything specific to PEBO. But as we think about the year, it was pretty wild, right? You guys sitting here today, the reserve is double what it was coming out of 2019, yet your non-performers are basically flat, your charge offs are flat, and obviously, your deferrals are almost nothing. And it's hard to imagine that that's the case given all the uncertainty throughout the year. But I guess where do we go from here, do you think, Chuck? Obviously, this was going to be a little bit of a hard year with CECL adoption even ex the pandemic from a modeling perspective, but any general thoughts on how you view the reserve for your loan portfolio in a CECL environment going forward?
Chuck Sulerzyski: Yes, so if you go back and look at what we did with CECL and if you look at the adjustment we made in January, I think that reflected our belief and what we thought was in the total portfolio. So I think there's tens of millions of dollars of extra reserves in there, which is I guess the way to say I have a lot of faith in the portfolio. And I don't think we're going to see the charge-offs. And I understand it's over the life of the loan as opposed to in a specific year, but I am very optimistic.
Bringing money back in to income is dependent on the Moody's economic forecast more so than anything else. So I'll leave it to the economists to predict what's going to happen. But as far as the portfolio, I'm very, very happy; I love the fact that it's very diversified and I'm not saying it's perfect, but I'm saying that we have a lot of pride in it.
Michael Perito: That's helpful, Chuck, thank you. Is it fair to -- if I look back, you were running just maybe add -- or just under 80 basis points with a few years heading into the pandemic. Is it still a fair assumption to think that under CECL, that number, if we ever get back to that type of steady-state benign environment, would still kind of structurally be higher than what it was under the old methodology, or is that not necessarily the case?
Chuck Sulerzyski: No, it should be higher than it was under the old methodology. It should force banks to keep more in reserves.
Katie Bailey: Mike, I would just remind you that pre-CECL, the number I believe you quoted would've excluded the loans that we have acquired through acquisition. And we would've probably been closer to the 1% if you had included those loans.
Michael Perito: True, thank you. That's helpful. And then I wanted to ask about positive operating leverage for 2021. Chuck, any high-level thoughts about kind of what the hope is you guys can do there? And I guess is it fair to think that as long as rates are near zero, holding the efficiency ratio flattish here in 2021 would be a win? And then obviously, if rates move higher, there would be leverage on top of that?
Chuck Sulerzyski: Holding the efficiency rate flat would be, I think, a huge win for any bank in this environment. I was happy to see the fourth quarter results with the positive operating leverage relative to the linked quarter and the prior-year quarter. We continue -- we made some announcements last quarter about efficiencies, and we continue to look internally for efficiencies. Certainly, some loan growth would help us. I think we're going to need some of that help to get some positive operating leverage.
Michael Perito: Okay. And then lastly, do you mind updating us on the capital priorities for 2021? It seems like there's quite a bit of room for further bank consolidation. Certainly in the Ohio geography, it looks like there's quite a bit of room. Just any updated thoughts there? And then could you remind us too what your appetite is outside of kind of whole bank, whether it's more specialty niche lending, team lift-outs or fee acquisitions? Just any update would be helpful.
Chuck Sulerzyski: Well, we remain optimistic on acquisitions. We would like to buy banks in the footprint and even some contiguous. We'd love to buy a leasing company; we've been pretty consistent on that for a period of time. We have not done team lift-outs. I've always had a philosophical issue with team lift-outs. Somehow, I don't want the bottom half of the teams. If I can get the top half of the teams, I'd like it, but that may be more my problem, and if there was an opportunity for us to do something like that potentially in a number of towns, we would consider it.
As far as the capital, we remain committed to the dividend and hope to be able to increase the dividend in the future. And as it relates to stock buybacks, we bought back shares every quarter in 2020. We were one of the few banks who can say that and increased the dividend in the same year. But we look at the buyback as we look at acquisitions and we look at the earn-back on that. And I think that we'll see less buyback activity in 2021 than we did in 2020, so you can go back to berating me for not buying shares at higher prices.

Michael Perito: Hopefully, right, there's -- I think 2020 -- and I think you're probably – I’m sorry, I can't really think of any other bank off the top of my head that falls back on fore-in(inaudible) and raised the dividend in this year. But certainly, it was a year where a little bit more internally focused for me. It sounds moving into next year, your hope would be that capital would be more for external growth opportunities, whether that be loan growth or M&A or leasing acquisitions or whatever the opportunities that come your way. It seems like the environment will be more accommodating to those aspirations, is that fair?
Chuck Sulerzyski: That's fair.
Michael Perito: Okay. Well, thank you, guys, appreciate it.
Facilitator: Our next question comes from Steve Moss with B. Riley Securities. Please go ahead
Dave Schwartzman: This is Dave Schwartzman, I'm Steve's associate. I'm just going to sit in and ask questions on his behalf today. So my first question here is how should we approach anticipating the size and the yield in the securities going forward? Any sort of color on loan pricing would be appreciated.
Katie Bailey: So on the investment portfolio, I think it was lower. At year-end, we would look to put some of the excess liquidity to work in the first part of the year. So I think that was the first part of your question. I think you can expect some increase in the investment securities as the relative size goes.
Chuck Sulerzyski: And in terms of loan yields, it's competitive. We hope to see a little bit of expansion, but I'm not super-optimistic.
Dave Schwartzman: Okay. Got you. Yes, that's super-helpful. Also I'm seeing that insurance is down year-over-year. I'm sort of curious, what are the drivers looking like there and what are you guys seeing in the market?
Chuck Sulerzyski: Well, first, I think you'll see insurance income go up this year; I think the market has significantly hardened. We had some issues with account retention last year that we hope not to experience again, and it wasn't quite the premium increases that we had hoped for. But I think you'll see solid low-to-mid-single-digit growth there this year.
Dave Schwartzman: Awesome, thanks for the color. And last question -- where should we try to project you guys out in terms of tax for 2021? What are you guys thinking in terms of tax?
Katie Bailey: Yes, I think in the 19.5 range, thereabouts, is probably a good starting point.
Chuck Sulerzyski: You tell us what our friends is Washington are going to do.
Katie Bailey: Yes, that's assuming no tax law change, of course but --
Dave Schwartzman: I'll try to talk to Biden; I'll see what I can do. Thanks, guys, for taking my questions.

Facilitator: Our next question comes from Russell Gunther with D.A. Davidson. Please go ahead.
Russell Gunther: I appreciate all of the color in terms of the dynamics for the net interest margin in the quarter. I was hoping you could share your thoughts on where you'd expect the core margin to be for 2021, maybe parsing out purchase accounting accretion and PPP fees.
Katie Bailey: Yes, I think we would expect to get back to the third quarter level over the course of the next 2 quarters, which was in the roughly 310 range. But again, it'll take a quarter or two to get back there. And again, that's assuming some -- the speeds on the investment portfolio, don’t continue to get faster. And we kind of see the December trends continue as opposed to the October-November trend.
Russell Gunther: Okay. Got it. I appreciate that. And then within that 310 core range, what do you guys expect for the premium finance yield going forward?
Katie Bailey: Yes, the yield on that premium finance will run somewhere around 6%, maybe a shy short of the 6% range.
Russell Gunther: Okay, great. And then switching gears to the organic growth guide you gave, low-single-digits, I know premium finances is an area that you'd expect to continue to grow. But any other thoughts on the mix in terms of continued organic growth into 2021?
Chuck Sulerzyski: Our indirect business has been going strong and continues to go strong; I think you'll see some good growth there. As we stated in the script, the production in commercial last year was extraordinary. We just were going against the lower line utilization. We're very optimistic on the first quarter and that first quarter optimism is based on what we hope to see in commercial, so we'll reassess. I got to be careful here because we're not giving guidance at this time, but we'll reassess where we are at the end of the first quarter. And hopefully, we can be a little bit more optimistic on loan growth.
Russell Gunther: Got it. Okay, great. Well, thank you, both. That was it for me.
Facilitator: (Facilitator Instructions) Our next question comes from Jordan Lavan with Winter Industries. Please go ahead.
Chase Pierson: Hi, this is Chase Pierson for Jordan. We asked to get a copy of your company's culture book, and you were very kind to send that along to us, as well as a very nice handwritten note. So thank you for that. In the book, in the competency model section, you present a lot of things that you want your people, all of your people -- this wasn't the executive section -- you present a lot of things you want them to be able to do, and some of those things seem really hard -- for example, makes good decisions regardless of how much time it takes. I can't do that. Can anticipate future consequences and trends accurately -- that's hard -- and quickly grasp the essence and underlying structure of anything. I'm not sure anyone on earth can do that.

So my question is to what extent is this section aspirational, and to what extent do you actually expect this of all your 500 employees?
Chuck Sulerzyski: Well, it's aspirational. If you put it in sports terms, I was a pretty crappy college basketball player and you tried to shoot, pass, dribble, rebound, and defend. And if everybody's a 5 on a 5-point scale in all of those, they're going to be the Michael Jordan’s and the LeBron James. Our company is based on the belief that all of us try to be better next quarter than we were this quarter. And it's in that spirit that that's given as a picture of where people can aspire to get to.
Chase Pierson: The rest of the book, is that also aspirational, or is it more like this is what we expect on a day-to-day?
Chuck Sulerzyski: It's a combination of different things. If you had the opportunity to go through it, we talk about missions and values, we talk about how we want to treat one another. We talk about what the keys to our success are and that's kind of what we try to do. So I don't know if there's something specific in there that you want to talk about?
Chase Pierson: No, that answers my question. Thank you.
Facilitator: Our next question is a follow up from Scott Siefers with Piper Sandler. Please go ahead.
Scott Siefers: Chuck, just curious, to the extent you're comfortable offering it, maybe thoughts on where you would see net charge-offs for the full year. It's been just such an enormous roller-coaster ride over the past several months from kind of nightmarish in the spring and summer to now, what looks very, very benign. Do you think you could keep charge-offs flat year-over-year in 2021, or how are you thinking about that dynamic? And then additionally, what's your best guess as to when we'd see a little more loss emergence?
Chuck Sulerzyski: Well, I think loss emergence may be pushed out further if there's another round of stimulus, so we've got to keep that in mind. I don't think we'll see any more charge-offs in the first half of this year than we have in the first half of 2021 on average than we saw in the full year 2020. As far as the second half of the year, I think a lot of that depends on the vaccination and the progress, but I'm optimistic. The regulators I think have been very prudent in allowing us to not mark everything to TDR hell and back. And so I think if the regulatory environment stays the same, if we begin to get things under control with vaccinations, then I'm optimistic that it won't be much worse than this year.
Do I think that -- I think all -- personally, I think all of these last 10 years that we've all enjoyed with virtually no charge-offs, and that's not consistent with the prior 30 years of my career. So I think we've been living in a little bit of Nirvana. So I wouldn't be surprised to see charge-offs return to I would think of as more normal in the 20 to 30 basis points range, but I don't think you'll see that in the first half of the year. And I'm not saying you'll see it in the second half of the year; I'm just saying, I don't have a lot of visibility.
Scott Siefers: Yes, understood. Thank you very much. I appreciate the color.

Facilitator: Our next question comes from Joe Plevelich with Boenning’s. Please go ahead.
Joe Plevelich: A quick clarification question on the loan growth guidance for 2021. That is on an ex-PPP basis, correct?
Chuck Sulerzyski: Yes, sir.
Joe Plevelich: Okay. And the second round of PPP, you mentioned $80 million of apps. So far, you did over $450 million for the first round. Where do you think the second round shakes out?
Chuck Sulerzyski: It's just a wild guess, we have no way of knowing, but I'd say somewhere between $200 million and $250 million. You’ve got to remember that people can only get $2 million as a max; last time it was $10 million. And they have to have a quarter where they've had a loss. There's a couple more constraints, so or was down 25%. There's a couple more constraints that weren't in place last time, so it'll be less for sure.
Joe Plevelich: Got it. And then you hinted that we could see some further reserve releases here. I'm not sure if that's going to be the first half or the second half of this year, allowance to loans 1.48%. Where do you see the allowance to loans, say, at the end of 2021 or even longer-term in this new world with CECL, etc.?
Chuck Sulerzyski: Well, you tell me what the Moody's economic forecast will be and I'll tell you what the reserves will be. I don't know what it gets down to, but I think it can go lower than what it is, I guess, is what I would say. I think it would be easier -- I hope -- I'm anxious to see all banks adopt CECL, so we could get better comparative numbers. But we feel pretty good about where we are.
Katie Bailey: And the only thing I would add there, Joe, is just the factor of the PPP loans into the ratio that you're describing, and the fact that they're reducing that ratio today by nature of not having an associated reserve on them.
Joe Plevelich: And my question more is when we get through all the PPP noise, is 1.50 the right number, is 1.25 the right number? Any thoughts, I guess.
Chuck Sulerzyski: Put it this way, I think you have it bracketed pretty well. I don't think 1.50 is the right number, but it's probably a little bit lower, but we'll see.
Joe Plevelich: Great, thanks.
Facilitator: At this time, there are no further questions. Sir, do you have any closing remarks?
Mr. Sulerzyski:
Yes, I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com, under the Investor Relations section.
Again, I want to wish everyone good health. Thanks for your time and have a good day.

Facilitator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
END